UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Gevo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 14, 2016

To the Stockholders of Gevo, Inc.:

A special meeting of the stockholders (the “Special Meeting”) of Gevo, Inc., a Delaware corporation (the “Company”), will be held at 2:00 p.m., local time, on Wednesday, December 14, 2016 at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. The Special Meeting will be held for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, par value $0.01 per share, by a ratio of not less than one-for-two and not more than one-for-twenty at any time on or prior to January 6, 2017, with the exact ratio to be set at a whole number within this range by the Board of Directors of the Company in its sole discretion; and

2.	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

If you owned our common stock at the close of business on October 26, 2016, you may attend and vote at the Special Meeting. A list of stockholders eligible to vote at the Special Meeting will be available for review during our regular business hours at our headquarters in Englewood, Colorado for the ten days prior to the date of the Special Meeting for any purpose related to the Special Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, on or about October     , 2016, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet, which are available at http://materials.proxyvote.com/374396. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement and a form of proxy card or voting instruction card.

Your vote is important. Whether or not you plan to attend the Special Meeting, we urge you to vote as soon as possible.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Special Meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

/s/ Geoffrey T. Williams, Jr.

Geoffrey T. Williams, Jr.

General Counsel & Secretary

October     , 2016

Englewood, Colorado

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Gevo, Inc. (the “Company,” “we,” “us” or “our”) is soliciting proxies for use at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on Wednesday, December 14, 2016, at 2:00 p.m., local time, at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

On or about October     , 2016, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement over the Internet, which is available at http://materials.proxyvote.com/374396. The Notice also contains instructions on how to request a paper copy of our proxy materials and a form of proxy card or voting instruction card. The Notice was sent to stockholders who owned our common stock at the close of business on the Record Date. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting. Please read it carefully.

QUESTIONS AND ANSWERS

Q:	Who may vote at the meeting?

A:	Our Board has fixed October 26, 2016 as the Record Date for the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. Each stockholder is entitled to one vote for each share of our common stock held on all matters to be voted on. As of the Record Date, shares of common stock were outstanding and entitled to vote at the Special Meeting.

Q:	What proposals will be voted on at the meeting?

A:	There is one proposal scheduled to be voted on at the Special Meeting:

The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the outstanding shares of our common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time on or prior to January 6, 2017, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion (the “Proposal”).

We will also consider any other business that properly comes before the Special Meeting. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Why is this proposal being made at the meeting?

A:	The Board believes that the reverse stock split is necessary to maintain our listing on the NASDAQ Capital Market, and to provide us with resources and flexibility, with respect to our capital, sufficient to execute our business plans and strategy, and improve the marketability and liquidity of our common stock.

Q:	What is the quorum requirement for the meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented in person at the Annual Meeting or by proxy. At the close of business on the Record Date for the Special Meeting, there were shares of common stock outstanding. Thus, a total of shares are entitled to vote at the Special Meeting and holders of common stock representing at least votes must be represented at the Special Meeting in person or by proxy to have a quorum. The inspector of elections appointed for the meeting by our Board will count the shares represented in person or by proxy at the Special Meeting to determine whether or not a quorum is present.

Shares will be counted as present at the Special Meeting if you:

•	are present and entitled to vote in person at the Special Meeting; or

•	have voted over the Internet or by telephone, or properly submitted a proxy card or voting instruction card.

Both abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for the purpose of determining the presence of a quorum. In the event that we are unable to obtain a quorum, the chairperson of the meeting or a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.

Q:	What does it mean if I receive more than one Notice?

A:	If you received more than one Notice, each containing a different control number, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a broker, bank or other holder of record. Please vote all proxy cards for which you receive a Notice to ensure that all of your shares are voted.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the Internet at http://materials.proxyvote.com/374396. Please have your control number available. Your control number can be found on your Notice(s).

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Special Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from your broker, bank or other agent that holds your shares, giving you the right to vote the shares at the Special Meeting.

The Special Meeting will be held at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. You can find directions to our offices on our website at http://www.gevo.com/contact.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other agent. In most cases, you will be able to do this by using the Internet, by telephone or by mail if you received a printed set of the proxy materials.

By Internet — If you have Internet access, you may vote your shares by logging into the secure website, which will be listed on your Notice and following the instructions provided.

By Telephone — If you have telephone access, you may vote your shares by calling the toll-free number listed on the proxy card and following the instructions provided.

By Mail — If you requested printed copies of the proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in accordance with the instructions provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on December 13, 2016. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q:	What happens if I do not give specific voting instructions?

A:	Registered Stockholder of Record — If, at the close of business on the Record Date, you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name — If, at the close of business on the Record Date, you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the NASDAQ Stock Market LLC (“NASDAQ”), the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Because the required vote for the Proposal is based on the number of shares of common stock issued and outstanding, broker non-votes will have the same effect as a vote “AGAINST” the Proposal.

Q:	Is the ballot measure considered “routine” or “non-routine?”

A:	We believe that the Proposal, regarding the amendment of our Certificate of Incorporation to effect a reverse stock split, will be considered a routine matter under applicable rules. A broker, bank or other holder of record may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with the Proposal.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by voting by using the Internet or by telephone, either of which must be completed by 11:59 p.m. Eastern Daylight Time on December 13, 2016 (your latest Internet or telephone proxy will be counted); or by attending the meeting and voting in person. Attending the Special Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q:	Who will pay the costs of this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including maintenance of the Internet website used to access the proxy materials; maintenance of the Internet website used to vote; and preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders who request paper copies of such materials. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. We expect to pay D.F. King & Co., Inc. $7,500, plus reimbursement of reasonable expenses. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the Special Meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Special Meeting. If our final voting results are not available within four business days after the Special Meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL MEETING TO BE HELD ON DECEMBER 14, 2016: The Notice of Special Meeting, proxy statement and proxy card are available online at http://materials.proxyvote.com/374396.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of September 30, 2016 by (i) each of our directors; (ii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of our outstanding common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table is based upon information supplied by our officers, directors and the Schedules 13D and 13G that have been filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of September 30, 2016 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares and we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 131,769,984 shares of common stock outstanding on September 30, 2016.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders & Affiliates:
—	—	—%
Named executive officers and directors:
Patrick R. Gruber(1)	172,868	*
Christopher M. Ryan(2)	101,399	*
Michael J. Willis(3)	72,240	*
Geoffrey T. Williams, Jr.(4)	6,944	*
Gregory W. Roda(5)	23,090	*
Ruth I. Dreessen(6)	22,888	*
William H. Baum	—	*
Andrew J. Marsh(7)	9,708	*
Gary W. Mize(8)	23,330	*
Johannes Minho Roth(9)	9,708	*
All executive officers and directors as a group (eleven persons)	442,175	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes 129,365 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(2)	Includes 61,867 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(3)	Includes 41,475 shares issuable pursuant to stock options and common stock warrants exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(4)	Represents 6,944 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016.

(5)	Includes 14,149 shares issuable pursuant to stock options and common stock warrants exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(6)	Includes 11,369 shares issuable pursuant to stock options and common stock warrants exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(7)	Includes 6,549 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(8)	Includes 12,091 shares issuable pursuant to stock options and common stock warrants exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016.
(9)	Includes 6,549 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016 and restricted stock units that vest within 60 days of September 30, 2016. Mr. Roth is the Chief Executive Officer and a member of the board of directors of FiveT Capital Holding AG. FiveT Investment Management, an affiliate of FiveT Capital Holding AG, owns common stock warrants exercisable within 60 days of September 30, 2016 to purchase 200,000 shares of common stock of the Company. Mr. Roth disclaims beneficial ownership of the warrants and the shares issuable pursuant to the warrants owned by FiveT Capital Management, except to the extent of his pecuniary interest therein.
(10)	Based solely on information and records available to the Company.

THE PROPOSAL: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT OF THE

COMPANY’S COMMON STOCK

Overview

The Board has determined that it is advisable and in the Company’s and its stockholders’ best interests that the Board be granted the authority to implement a reverse stock split of the outstanding shares of our common stock at any time on or prior to January 6, 2017, at a ratio of not less than one-for-two and not more than one-for-twenty, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion. Accordingly, stockholders are asked to approve an amendment to our Certificate of Incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the Board to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio.

The Board strongly believes that the reverse stock split is necessary for the following reasons:

1.	To maintain our listing on the NASDAQ Capital Market; and

2.	To provide us with resources and flexibility, with respect to our capital, sufficient to execute our business plans and strategy, and improve the marketability and liquidity of our common stock.

Accordingly, the Board has approved a resolution proposing an amendment to our Certificate of Incorporation to allow for the reverse stock split and directed that it be submitted for approval at the Special Meeting.

Should we receive the required stockholder approval for the Proposal, the Board will have the sole authority to elect, at any time on or prior to January 6, 2017, and without the need for any further action on the part of our stockholders: (i) whether or not to effect a reverse stock split; and (ii) if so, the number of whole shares of our common stock, between and including two and twenty, which will be combined into one share of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If the Board does not implement a reverse stock split on or prior to January 6, 2017, stockholder approval again would be required prior to implementing any reverse stock split.

In determining which reverse stock split ratio to implement, if any, following receipt of stockholder approval, the Board may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the reverse stock split on the trading market for our common stock in the short- and long-term;

•	our ability to continue our listing on the NASDAQ Capital Market;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment could have serious, adverse effects on the Company and its stockholders. We could be delisted from the NASDAQ Capital Market because shares of our common stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing. If the NASDAQ Capital Market delists our common stock, our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our common stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and become avoided by retail and institutional investors, resulting in the impaired liquidity of our shares. Furthermore, without a reasonable number of authorized shares available for issuance, we may be unable to raise additional capital, establish strategic relationships with other companies or expand our business through acquisitions.

The text of the form of the proposed amendment to our Certificate of Incorporation, which assumes the approval of the Proposal and that the Board decides to implement the reverse stock split, is attached hereto as Appendix A. By approving this Proposal, stockholders will approve an amendment to our Certificate of Incorporation pursuant to which any whole number of outstanding and treasury shares between and including two and twenty could be combined into one share of our common stock, and authorize the Board to file such amendment, as determined by the Board in the manner described herein. The Board may also elect not to undertake any reverse stock split.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Reasons for the Reverse Stock Split

To maintain our listing on the NASDAQ Capital Market.

By potentially increasing our stock price, a reverse stock split would reduce the risk that our common stock could be delisted from the NASDAQ Capital Market. To continue our listing on the NASDAQ Capital Market, we must comply with NASDAQ Listing Rules, which requirements include a minimum bid price of $1.00 per share. On January 25, 2016, we received a deficiency letter from the Listing Qualifications Department of the NASDAQ Stock Market, notifying us that, for the prior 30 consecutive business days, the closing bid price of our common stock was not maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on the NASDAQ Capital Market. In accordance with NASDAQ Listing Rules, we had an initial compliance period of 180 calendar days, to regain compliance with this requirement. On July 26, 2016, the NASDAQ Stock Market granted us an additional 180 calendar days, or until January 23, 2017, to regain compliance. To regain compliance, the closing bid price of our common stock must be $1.00 per share or more for a minimum of 10 consecutive business days at any time before January 23, 2017. The determination by the NASDAQ Stock Market to grant the second compliance period was based on our meeting of the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ Capital Market, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If we do not regain compliance by that date in accordance with terms of the notice, the NASDAQ Stock Market will provide written notice that our securities will be subject to delisting from the NASDAQ Capital Market. In that event, we may appeal the decision to a NASDAQ Listing Qualifications Panel (the “Panel”). In the event of an appeal, our securities would remain listed on the NASDAQ Capital Market pending a written decision by the Panel following a hearing. In the event that the Panel determines not to continue our listing and we are delisted from the NASDAQ Capital Market, our common stock may be delisted and trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

The Board has considered the potential harm to the Company and its stockholders should the NASDAQ Stock Market delist our common stock from the NASDAQ Capital Market. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. Furthermore, it would be a fundamental change under the indentures governing our convertible notes if our common stock is not listed on a national securities exchange. In such circumstance, each holder of the convertible notes would have the right to require the Company to repurchase such holder’s convertible notes at 100% plus accrued and unpaid interest through, but not including, the repurchase date. We would also be required to pay the holders of the our 10% convertible senior secured notes due 2017 (the “2017 Notes”) a fundamental change make-whole payment equal to the aggregate amount of interest that would have otherwise been payable on such notes, to, but not including, the maturity date of such notes.

The Board believes that a reverse stock split is a potentially effective means for us to maintain compliance with NASDAQ Listing Rules and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the NASDAQ Capital Market by producing the immediate effect of increasing the bid price of our common stock.

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy.

As of September 30, 2016, we had 131,769,984 shares of common stock outstanding, 35,887,676 shares of common stock reserved for issuance and 82,342,340 authorized shares of common stock remaining unissued and unreserved. The Board wishes to increase the number of unused authorized common shares by keeping the authorized shares of common stock at 250,000,000 and decreasing the outstanding shares through the reverse stock split. This increase in unissued and unreserved authorized common stock will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors.

The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our common stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with NASDAQ Listing Rules.

The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, (ii) the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time or (iii) the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks, or result in increased trading volume or liquidity. Even if we effect a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the stock split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

The proposed reverse stock split may decrease the liquidity of our stock.

The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board or render tender offers for a combination with another entity more difficult to successfully complete. The Board does not intend for the reverse stock split to have any anti-takeover effects.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us and proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below.

The following table contains approximate information relating to our common stock under the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of common stock, as of September 30, 2016:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance(1)	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	250,000,000	131,769,984	35,887,676	82,342,340
Post-Reverse Stock Split 1:2	250,000,000	65,884,992	17,943,838	166,171,170
Post-Reverse Stock Split 1:3	250,000,000	43,923,328	11,962,559	194,114,113
Post-Reverse Stock Split 1:4	250,000,000	32,942,496	8,971,919	208,085,585
Post-Reverse Stock Split 1:5	250,000,000	26,353,997	7,177,535	216,468,468
Post-Reverse Stock Split 1:6	250,000,000	21,961,664	5,981,279	222,057,057
Post-Reverse Stock Split 1:7	250,000,000	18,824,283	5,126,811	226,048,906
Post-Reverse Stock Split 1:8	250,000,000	16,471,248	4,485,959	229,042,793
Post-Reverse Stock Split 1:9	250,000,000	14,641,109	3,987,520	231,371,371
Post-Reverse Stock Split 1:10	250,000,000	13,176,998	3,588,768	233,234,234
Post-Reverse Stock Split 1:11	250,000,000	11,979,089	3,262,516	234,758,395
Post-Reverse Stock Split 1:12	250,000,000	10,980,832	2,990,640	236,028,528
Post-Reverse Stock Split 1:13	250,000,000	10,136,153	2,760,590	237,103,257
Post-Reverse Stock Split 1:14	250,000,000	9,412,142	2,563,405	238,024,453
Post-Reverse Stock Split 1:15	250,000,000	8,784,666	2,392,512	238,822,823
Post-Reverse Stock Split 1:16	250,000,000	8,235,624	2,242,980	239,521,396
Post-Reverse Stock Split 1:17	250,000,000	7,751,176	2,111,040	240,137,785
Post-Reverse Stock Split 1:18	250,000,000	7,320,555	1,993,760	240,685,686
Post-Reverse Stock Split 1:19	250,000,000	6,935,262	1,888,825	241,175,913
Post-Reverse Stock Split 1:20	250,000,000	6,588,499	1,794,384	241,617,117

(1)	The pre-reverse stock split number of shares of our common stock reserved for future issuance includes the following, as of September 30, 2016:

•	32,795,548 shares reserved for issuance pursuant to outstanding options, restricted stock units, warrants or rights to acquire from the Company, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance by the Company of, common stock;

•	3,016,099 shares of common stock available for future grant under our 2010 Stock Incentive Plan (as amended, the “2010 Plan”); and

•	76,029 shares of common stock available for issuance pursuant to our Employee Stock Purchase Plan.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

After the effective date of the reverse stock split, our common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be reported on the NASDAQ Capital Market under the symbol “GEVO,” although it is likely that the NASDAQ Stock Market would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Effect on Convertible Notes and Warrants

The reverse stock split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding securities issued by the Company, in accordance with the reverse stock split ratio determined by the Board (all figures are as of September 30, 2016):

•	$26.1 million in outstanding principal balance of our 7.5% convertible senior notes due 2022;

•	$11.0 million in outstanding principal balance of 2017 Notes; and

•	warrants to purchase 29,385,497 shares of common stock.

The adjustments to the above securities, as required by the reverse stock split and in accordance with the reverse stock split ratio as determined by the Board, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split.

Effect on 2010 Plan and Employee Stock Purchase Program

As of September 30, 2016, we had 715,119 shares of common stock reserved for issuance pursuant to the exercise of outstanding options or settlement of outstanding restricted stock units issued under our 2006 Omnibus Securities and Incentive Plan and our 2010 Plan. Pursuant to the terms of these plans, the Board or a committee thereof, as applicable, will adjust the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the plans to equitably reflect the effects of the reverse stock split. The number of shares subject to vesting under restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.

Furthermore, the number of shares available for future grant under the 2010 Plan and the number of shares available for purchase under our Employee Stock Purchase Plan will be similarly adjusted.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. On the effective date, shares of our common stock issued and outstanding and shares of common stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal. If the proposed amendment is not approved by our stockholders, a reverse stock split will not occur.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of common stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the reverse stock split is authorized by the stockholders and the Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our common stock they hold after the reverse stock split. Non-registered stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the reverse stock split is authorized by the stockholders and the Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The shares of common stock held in treasury, if any, will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the Proposal and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to a stockholder that is a “U.S. Holder,” as defined below. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences, including gift or estate taxes and the Medicare contribution tax on net investment income. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, stockholders that received common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging or conversion transaction for federal income tax purposes. This summary also assumes that you are a U.S. Holder who has held, and will hold, shares of common stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase common stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term U.S. Holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

No gain or loss should be recognized by a U.S. Holder upon such U.S. Holder’s exchange of pre-reverse stock split shares of common stock for post-reverse stock split shares of common stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Special tax basis and holding period rules may apply to U.S. Holders that acquired different blocks of stock at different prices or at different times.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Vote Required and Board Recommendation

In accordance with our Certificate of Incorporation, Delaware law and the NASDAQ Listing Rules, approval and adoption of the Proposal requires the affirmative vote of at least a majority of our issued and outstanding shares entitled to vote either in person or by proxy at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2017 annual meeting, a stockholder’s proposal must have been received by us no later than February 14, 2017 and must have otherwise complied with Rule 14a-8 under the Exchange Act.

Pursuant to the terms of our amended and restated bylaws (“Bylaws”), stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our proxy statement for the 2017 annual meeting stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at our Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Patrick R. Gruber
Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEVO, INC.

GEVO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Gevo, Inc.

2.	The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was June 9, 2005, under the name Methanotech, Inc.

3.	The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2011, and amended on June 7, 2013, July 7, 2014 and April 17, 2015 (the “Amended and Restated Certificate of Incorporation”).

4.	Upon the filing and effectiveness (the “Effective Time”), of this Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation, each [ ][1] shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

5.	The foregoing amendment was duly adopted in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

6.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

[1]	To be any whole number between and including two (2) and twenty (20), at the discretion of the Board.

IN WITNESS WHEREOF, Gevo, Inc. has caused this Certificate of Amendment to be executed as of this [            ], 201[  ].

GEVO, INC.

By:

Name:

Title:

GEVO, INC

345 INVERNESS DRIVE SOUTH

BUILDING C, SUITE 310

ENGLEWOOD, CO 80112

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR the following proposal:
				For	Against	Abstain

1      To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, par value $0.01 per share, by a ratio of not less than one-for-two and not more than one-for-twenty at any time on or prior to January 6, 2017, with the exact ratio to be set at a whole number within this range by the Board of Directors of the Company in its sole discretion.

				☐	☐	☐
NOTE: To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com

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GEVO, INC

Special Meeting of Stockholders

December 14, 2016 2:00 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick R. Gruber and Michael J. Willis, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GEVO, INC that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholder(s) to be held at 02:00 PM, MDT on 12/14/2016, at the 345 Inverness Dr. South, Building C, Suite 310, Englewood, CO 80112, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side